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                                                                    Exhibit 99.1


Company Contact:                                    Investor Relations Contact:
Diversified Security Solutions                      BPC Financial Marketing
Irv Witcosky                                        John Baldissera
(201) 794-6500                                      800-368-1217
iwitcosky@dssi-hq.com


                 DIVERSIFIED SECURITY SOLUTIONS, INC. ANNOUNCES
                 $3.3 MILLION PRIVATE PLACEMENT OF COMMON STOCK

SADDLE BROOK, N.J., July 21, 2004-- Diversified Security Solutions, Inc. (AMEX:
DVS), today announced that it has agreed to the pricing of a $3.3 million private placement of its common stock to certain qualified institutional investors.

The Company will sell 553,333 shares of common stock to the investors for $6.00 per share. Subject to certain conditions, the offering is expected to close by July 23, 2004. The Company also has granted the investors a warrant to acquire 138,333 shares of common stock at an exercise price of $7.60 per share, exercisable for a period commencing six months after the date of issuance through the fifth anniversary of the issuance. In addition, the Placement Agent is being issued a warrant to acquire 55,333 shares of common stock with the same terms as those being issued to the institutional investors. The Company intends to use the net proceeds of the private placement for general corporate purposes.

The securities being offered have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold within the United States absent registration or an available exemption from such registration requirements. However, under a registration rights agreement, the Company will be required to register the resale of the securities (and securities issuable upon exercise of the warrant) under the Securities Act.

This announcement does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Diversified Security Solutions

Diversified Security Solutions (AMEX: DVS) provides technology-based integrated electronic security systems, services and emergency preparedness consultation to commercial enterprises and government agencies. DVS' integration subsidiary Henry Bros. Electronics (HBE) has offices in California, Texas, Arizona and New Jersey.
For more information visit www.hbeonline.net, or www.dssi-hq.com

Safe Harbor
Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained under the heading of risk factors listed in the Company's filings with the U.S. Securities and Exchange Commission. Diversified Security Solutions does not assume any obligation to update the forward-looking information.

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